Exhibit 10.27

January 31, 2012

[Name and address of executive officer]

Dear [Name]:

Your contributions and commitment to Alliance HealthCare Services, Inc. and/or its subsidiaries and affiliates (“Alliance”) are very much appreciated. To encourage your continued employment with Alliance, the company is providing you with a retention bonus (“Bonus”) equal to $[amount – see attached schedule] (subject to applicable tax and other withholdings) payable on the closest pay date following January 31, 2014 (the “Bonus Payment Date”) provided that you remain an employee in good standing from now until the Bonus Payment Date. Notwithstanding the foregoing, in the event that you choose to voluntarily terminate your employment with Alliance at any time prior to the Bonus Payment Date, you will not be eligible to receive the Bonus or any portion of the Bonus and hereby acknowledge that it will be forfeited. In the event your employment is terminated without cause (as defined in the paragraph below) prior to the Bonus Payment Date, you shall be entitled to receive a pro-rata portion of the Bonus upon your separation from Alliance.

For purposes of this agreement, a pro rata portion of your Bonus is calculated as follows: if your employment with Alliance is terminated without cause between now and January 31, 2013, you will receive 50% of your Bonus or $[one half of amount on attached schedule] and the remainder will be forfeited. If your employment with Alliance is terminated without cause from February 1, 2013 through January 31, 2014 you will receive 100% of your Bonus or $[entire amount on attached schedule].

For purposes of this Agreement, termination “without cause” shall mean any termination of your employment by Alliance or any non-renewal of your continued employment for any reason other than (a) death, (b) disability; (c) conviction of a felony (other than a motor vehicle moving violation); (d) stealing funds or property from Alliance or being otherwise engaged in fraudulent conduct against Alliance; (e) engaging in knowing or willful misconduct; (f) failure or refusal to comply with directions that are reasonably consistent with your current job and terms of employment; (g) mandatory suspension or removal from Alliance pursuant to governmental notice or action served or taken under federal or state law; (g) termination by Alliance for unsatisfactory job performance; (h) violation of rules of conduct; (i) disloyalty or breach of fiduciary duty to the Company.

Details regarding the Bonus and the fact that you are receiving a Bonus opportunity is strictly confidential and should not be disclosed by you or anyone on your behalf to any Alliance employee outside of Alliance’s Executive Leadership Team or to any other individual unless expressly approved in writing by the General Counsel of Alliance. You may, however, disclose this Agreement and the fact that you are receiving the Bonus opportunity to your immediate family members, tax and legal advisor.

Notwithstanding anything herein to the contrary, either you or Alliance may end your employment relationship at any time, with or without cause or advance notice. Alliance is an at-will employer; therefore, this Agreement does not constitute an employment contract.

Failure to keep all the terms of this agreement confidential, including but not limited to the agreement of confidentiality, may result in the forfeiture of any and all rights to the Bonus.

Please countersign below confirming that you are in agreement with the above terms and conditions. Thank you.

Sincerely,

Paul S. Viviano

Chairman of the Board and Chief Executive Officer

Alliance HealthCare Services, Inc.

ACCEPTED AND AGREED:

By:

Printed Name:

Date:

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Schedule of Executive Officer Retention Bonuses

The following sets forth the retention bonus amounts for our executive officers as of the date of filing of the Annual Report on Form 10-K:

Name	Title	Retention Bonus
Paul S. Viviano	Chairman and Chief Executive Officer	$510,000
Richard J. Hall	President, Alliance Oncology	$255,000
Howard K. Aihara	Executive Vice President and Chief Financial Officer	$221,000
Richard A. Jones	Executive Vice President, Alliance Imaging	$199,000